Exhibit 99.77(q)(e)(2)

FORM OF

MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT, made as of November 18, 2014, as amended and restated on May 1, 2015, is by and [Name of Trust] (the “[Fund/Trust]”), a [State/Form of organization], and [Name of Investment Adviser] (the “Manager”), a [State/Form of organization] (the “Agreement”).

W I T N E S S E T H:

WHEREAS, the [Fund/Trust] is a closed-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

WHEREAS, the [Fund/Trust] desires to retain the Manager to render advice and services pursuant to the terms and provisions of this Agreement, and the Manager is willing to furnish said advice and services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.	Employment of Manager.

With respect to Voya Emerging Markets High Dividend Equity Fund, Voya Infrastructure, Industrials and Materials Fund, and Voya International High Dividend Equity Income Fund only:

The Fund hereby employs the Manager, and the Manager hereby accepts such employment, to render investment advice and investment services (“Advisory Services”) with respect to the assets of the Fund, and all administrative services reasonably necessary as of January 1, 2015 for the ordinary operation of the Fund (“Administrative Services”), subject to the supervision and direction of the Board of Trustees of the Fund (the “Trustees”), provided, however, that the Advisory Services and Administrative Services shall not include the services identified on Schedule A and, therefore, such services shall be deemed to be outside the scope of this Agreement.

The Manager shall, except as otherwise provided for herein, render or make available all services needed for the management of the investment operations of the Fund, and shall, as part of its duties hereunder: (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund’s assets and the purchase and sale of its portfolio securities, including the taking of such other steps as may be necessary to implement such advice and recommendations; (ii) furnish the Fund with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trustees may request; (iii) furnish such office space and personnel as is needed by the Fund; and (iv) in general superintend and manage the investments of the Fund, subject to the ultimate supervision and direction of the Trustees.

Subject to the approval of the Trustees of the Fund, the Manager is authorized to enter into sub-advisory agreements with other registered investment advisers to serve as investment sub-advisers, whether or not affiliated with the Manager (each a “Sub-Adviser”). The Manager will continue to have responsibility for all services furnished pursuant to any sub-advisory agreement. The Fund and Manager understand and agree that the Manager may manage the Fund with one or more Sub-Advisers, which contemplates that the Manager will, among other things: (i) continually evaluate the performance of any Sub-Adviser to the Fund; and (ii) periodically make recommendations to the Fund’s Trustees regarding the results of its evaluation and monitoring functions. The Fund recognizes that, subject to the approval of the Trustees of the Fund, a Sub-Adviser’s services may be terminated or modified and that the Manager may appoint a new Sub-Adviser for the Fund.

With respect to Voya Asia Pacific High Dividend Equity Income Fund, Voya Global Advantage and Premium Opportunity Fund, Voya Global Equity Dividend and Premium Opportunity Fund, and Voya Natural Resources Equity Income Fund only:

The Fund hereby employs the Manager and the Manager hereby accepts such employment, to render investment advice and investment services with respect to the assets of the Fund (“Advisory Services”), and all administrative services reasonably necessary as of January 1, 2015 for the ordinary operation of the Fund (“Administrative Services”), subject to the supervision and direction of the Board of Trustees of the Fund (the “Trustees”), provided, however, that the Advisory Services and Administrative Services shall not include the services identified on Schedule A and, therefore, such services shall be deemed to be outside the scope of this Agreement.

The Manager shall, except as otherwise provided for herein, render or make available all services needed for the management of the investment operations of the Fund, and shall, as part of its duties hereunder: (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund’s assets and the purchase and sale of its portfolio securities, including the taking of such other steps as may be necessary to implement such advice and recommendations; (ii) furnish the Fund with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trustees may request; (iii) furnish such office space and personnel as is needed by the Fund; and (iv) in general superintend and manage the investments of the Fund, subject to the ultimate supervision and direction of the Trustees.

Subject to the approval of the Trustees of the Fund, the Manager is authorized to enter into sub-advisory agreements with other registered investment advisers to serve as investment sub-advisers, whether or not affiliated with the Adviser (each a “Sub-Adviser”). The Manager will continue to have responsibility for all services furnished pursuant to any sub-advisory agreement. The Fund and Manager understand and agree that the Manager may manage the Fund with one or more sub-advisers, which contemplates that the Manager will, among other things: (i) continually evaluate the performance of any Sub-Adviser to the Fund; and (ii) periodically make recommendations to the Fund’s Trustees regarding the results of its evaluation and monitoring functions. The Fund recognizes that, subject to the approval of the Trustees of the Fund, a Sub-Adviser’s services may be terminated or modified and that the Manager may appoint a new Sub-Adviser for the Fund.

With respect to Voya Prime Rate Trust only:

The Trust hereby employs the Manager and the Manager hereby accepts such employment, to render investment advice and investment management services with respect to the assets of the Trust (“Advisory Services”), and all administrative services reasonably necessary as of January 1, 2015 for the ordinary operation of the Trust (“Administrative Services”), subject to the supervision and direction of the Board of Trustees of the Trust (the “Trustees”), provided, however, that the Advisory Services and Administrative Services shall not include the services identified on Schedule A and, therefore, such services shall be deemed to be outside the scope of this Agreement.

The Manager shall, as part of its duties hereunder (i) furnish the Trust with advice and recommendations with respect to the investment of the Trust’s assets and the purchase and sale of its portfolio securities, including the taking of such other steps as may be necessary to implement such advice and recommendations, (ii) furnish the Trust with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust’s Board of Trustees may request, (iii) permit its officers and employees to serve without compensation as Trustees of the Trust if elected to such positions and (iv) in general superintend and manage the investment of the Trust, subject to the ultimate supervision and direction to the Trust’s Board of Trustees.

Subject to the approval of the Trustees of the Trust, the Manager is authorized to enter into sub-advisory agreements with other registered investment advisers to serve as investment sub-advisers, whether or not affiliated with the Manager (each a “Sub-Adviser”). The Manager will continue to have responsibility for all services furnished pursuant to any sub-advisory agreement. The Trust and the Manager understand and agree that the Manager may manage the Trust with one or more Sub-Advisers, which contemplates that the Manager will, among other things: (i) continually evaluate the performance of any Sub-Adviser to the Trust; and (ii) periodically make recommendations to the Trust’s Trustees regarding the results of its evaluation and monitoring functions. The Trust recognizes that, subject to the approval of the Trustees of the Trust, a Sub-Adviser’s services may be terminated or modified and that the Manager may appoint a new Sub-Adviser for the Trust.

2.    Best Judgment. The Manager shall use its best judgment and efforts in rendering the advice and services to the [Fund/Trust], including the Advisory Services and the Administrative Services, as contemplated by this Agreement.

3.    Exclusivity. The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the [Fund/Trust] in any way, or in any way be deemed an agent for the [Fund/Trust]. It is expressly understood and agreed that the Advisory Services and Administrative Services to be rendered by the Manager to the [Fund/Trust] under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

4.    Best Efforts. The Manager agrees to use its best efforts in the furnishing of such advice and recommendations to the [Fund/Trust], in the preparation of reports and information, in the management of the [Fund/Trust]’s assets, and in the provision of Advisory Services and Administrative Services, all pursuant to this Agreement, and for this purpose the Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager may desire and request.

5.    Statements and Reports. The [Fund/Trust] will from time to time furnish to the Manager detailed statements of the investments and assets of the [Fund/Trust] and information as to its investment objectives and needs, and will make available to the Manager such financial reports, proxy statements, legal and other information relating to its investments as may be in the possession of the [Fund/Trust] or available to it and such other information as the Manager may reasonably request.

6.    Tender Offers. Whenever the Manager has determined that the [Fund/Trust] should tender securities pursuant to a “tender offer solicitation,” the Manager shall designate an affiliate as the “tendering dealer” so long as it is legally permitted to act in such capacity under the federal securities laws and rules thereunder and the rules of any securities exchange or association of which such affiliate may be a member. Such affiliated dealer shall not be obligated to make any additional commitments of capital, expense or personnel beyond that already committed (other than normal periodic fees or payments necessary to maintain its corporate existence and membership in the National Association of Securities Dealers, Inc.) as of the date of this Agreement. This Agreement shall not obligate the Manager or such affiliate (i) to act pursuant to the foregoing requirement under any circumstances in which they might reasonably believe that liability might be imposed upon them as a result of so acting, or (ii) to institute legal or other proceedings to collect fees which may be considered to be due from others to it as a result of such a tender, unless the [Fund/Trust] shall enter into an agreement with such affiliate to reimburse it for all expenses connected with attempting to collect such fees, including legal fees and expenses and that portion of the compensation due to their employees which is attributable to the time involved in attempting to collect such fees.

7.    Expenses.

(a)  The Manager shall bear and pay the costs of rendering the services to be performed by it under this Agreement described on Schedule B attached hereto, as it may be revised from time to time to account for changes in the vendors paid.

(b)  The [Fund/Trust] shall be responsible for all of the expenses of its operations, including, without limitation, the management fee payable hereunder and extraordinary expenses, such as litigation expenses.

(c)  To the extent the Manager incurs any costs or performs any services which are an obligation of the [Fund/Trust], as set forth in this Agreement, the [Fund/Trust] shall promptly reimburse the Manager for such costs and expenses. To the extent the services for which the [Fund/Trust] is obligated to pay are performed by the Manager, the Manager shall be entitled to recover from the [Fund/Trust] only to the extent of its costs for such services.

8.    Delegation.

(a)  The Manager may delegate the performance of certain Advisory Services, as described hereunder, to a Sub-Adviser.

(b)  The Administrative Services provided hereunder may be furnished by any directors, officers or employees of the Manager or of affiliates of the Manager. The Manager may, at the expense of the Manager, retain the services of a third party as its delegate, under the Manager's supervision, to provide in its stead any Administrative Service. Any such delegation of Advisory Services to a Sub-Adviser, or of Administrative Services to a third party, shall be subject to the approval of the [Fund/Trust]’s Board of Trustees.

(c)  The Manager shall remain liable to the [Fund/Trust] for any Administrative Service delegated to a third party pursuant to this Section 8 to the same extent as if the Manager provided the services itself.

9.    Oversight of Sub-Advisers. In the event that the Manager wishes to select others to render Advisory Services, the Manager shall analyze, select and recommend for consideration and approval by the [Fund/Trust]’s Board of Trustees investment advisory firms (however organized) to provide investment advice to the [Fund/Trust], and, at the expense of the Manager, engage (which engagement may also be by the [Fund/Trust]) any such investment advisory firm to render investment advice and manage the investments of the [Fund/Trust] and the composition the [Fund/Trust]’s portfolio of securities and investments, including cash, and the purchase, retention and disposition thereof, or any offering thereof, in accordance with the [Fund/Trust]’s investment objective or objectives and policies as stated in the [Fund/Trust]’s registration statement, as may be supplemented or amended from time to time (the “Registration Statement”). The Manager shall take the following actions in respect of the performance by the Sub-Adviser of its obligations in respect of the [Fund/Trust]:

(a)  Periodically monitor and evaluate the performance of the Sub-Advisers with respect to the investment objectives and policies of the [Fund/Trust], including without limitation, perform periodic detailed analysis and review of the Sub-Adviser’s investment performance in respect of the [Fund/Trust] and in respect of other accounts managed by the Sub-Adviser with similar investment strategies;

(b)  Prepare and present periodic reports to the Board of Trustees regarding the investment performance of the Sub-Adviser and other information regarding the Sub-Adviser, at such times and in such forms as the Board of Trustees may reasonably request;

(c)  Review and consider any changes in the personnel of the Sub-Adviser responsible for performing the Sub-Adviser’s obligations and make appropriate reports to the Board of Trustees;

(d)  Review and consider any changes in the ownership or senior management of the Sub-Adviser and make appropriate reports to the Board of Trustees;

(e)  Perform periodic in-person or telephonic diligence meetings with representatives of the Sub-Adviser;

(f)  Supervise Sub-Advisers with respect to the services that such Sub-Advisers provide under each Sub-Adviser’s Sub-Advisory Agreement;

(g)  Assist the Board of Trustees and management of the [Fund/Trust] in developing and reviewing information with respect to the initial approval of the Sub-Adviser Agreement with the Sub-Adviser and annual consideration of the agreement thereafter;

(h)  Monitor the Sub-Advisers for compliance with the investment objective or objectives, policies and restrictions of the [Fund/Trust], the 1940 Act, Subchapter M of the Internal Revenue Code, and if applicable, regulations under such provisions, and other applicable law;

(i)  If appropriate, analyze and recommend for consideration by the [Fund/Trust]’s Board of Trustees termination of a contract with a Sub-Adviser under which the Sub-Adviser provides investment advisory services to the [Fund/Trust];

(j)  Identify potential successors to or replacements of the Sub-Adviser or potential additional Sub-Advisers, perform appropriate due diligence, and develop and present to the Board of Trustees a recommendation as to any such successor, replacement, or additional Sub-Adviser;

(k)  Designate and compensate from its own resources such personnel as the Manager may consider necessary or appropriate to the performance of its services hereunder; and

(l)  Perform such other review and reporting functions as the Board of Trustees shall reasonably request consistent with this Agreement and applicable law.

10. Compensation.

(a)  The [Fund/Trust] agrees to pay to the Manager, and the Manager agrees to accept, as full compensation for all Administrative Services and Advisory Services furnished or provided to the

[Fund/Trust] and as full reimbursement for all expenses assumed by the Manager, a management fee equal to the amount specified for the [Fund/Trust] on Schedule C.

(b)  The management fees shall be accrued daily by the [Fund/Trust] and paid to the Manager at the end of each calendar month.

(c)  To the extent that the gross operating costs and expenses of the [Fund/Trust] (excluding any interest taxes, brokerage commissions, and, with the prior written approval of any state securities commission requiring same, any extraordinary expenses, such as litigation) exceed the allowable expense limitations of the state in which shares of the [Fund/Trust] are registered for sale having the most stringent expense reimbursement provisions, the Manager shall reimburse the [Fund/Trust] for the amount of such excess.

(d)  The management fee payable by the [Fund/Trust] hereunder shall be reduced to the extent that an affiliate of the Manager has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith, as referred to in Section 6 herein.

11. Prohibition on Short Positions. The Manager agrees that neither it nor any of its officers or employees shall take any short position in the capital stock of the [Fund/Trust]. This prohibition shall not prevent the purchase of such shares by any of the officers and directors or bona fide employees of the Manager or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act, as amended.

12. Actions in Contravention of Organizational Documents. Nothing herein contained shall be deemed to require the [Fund/Trust] to take any action contrary to the Declaration of Trust or By-Laws of the [Fund/Trust], or any applicable statute or regulation, or to relieve or deprive the Trustees of the [Fund/Trust] of its responsibility for and control of the conduct of the affairs of the [Fund/Trust].

13. Liability of the Manager.

(a)	Liability with respect to the Provision of Advisory Services.

(i)  In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the [Fund/Trust], or to any shareholder of the [Fund/Trust], for any act or omission in the course of, or connected with, rendering Advisory Services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the [Fund/Trust].

(ii)  Notwithstanding the foregoing, the Manager agrees to reimburse the [Fund/Trust] for any and all costs, expenses, and counsel and Trustees’ fees reasonably incurred by the [Fund/Trust] in the preparation, printing and distribution of proxy statements, [amendments to its Registration Statement,] the holding of meetings of its shareholders or Trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the [Fund/Trust] incurs as a result of action or inaction of the Manager or any of its shareholders where the action or inaction necessitating such expenditures: (1) is directly or indirectly related to any transactions or proposed transaction in the shares or control of the Manager or its affiliates (or litigation related to any pending or proposed future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the [Fund/Trust]’s Trustees, or (2) is within the sole control of the Manager or any of its affiliates or any of their officers, directors, employees or shareholders. The Manager shall not be obligated pursuant to the provisions of this subsection 13(a)(ii), to reimburse the [Fund/Trust] for any expenditures related to the institution of an administrative proceeding or civil litigation by the [Fund/Trust] or by a [Fund/Trust] shareholder seeking to recover all or a portion of the proceeds derived by any shareholder of the Manager or any of its affiliates from the sale of his shares of the Manager, or similar matters. So long as this Agreement is in effect, the Manager shall pay to the [Fund/Trust] the amount due for expenses subject to this subsection 13(a)(ii) within thirty (30) days after a bill or statement has been received by the [Fund/Trust] therefor. This provision shall not be deemed to be a waiver of any claim the [Fund/Trust] may have or may assert against the Manager or others or costs, expenses, or damages heretofore incurred by the [Fund/Trust] for costs, expenses, or damages the [Fund/Trust] may hereafter incur which are not reimbursable to it hereunder.

(iii)  No provision of this Agreement shall be construed to protect any director or officer of the [Fund/Trust], or of the Manager, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

(b)	Liability with respect to the Provision of Administrative Services.

In providing the Administrative Services, the Manager may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Manager nor its stockholders, officers, directors/trustees employees, or agents shall be subject to any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission connected with or arising out of any Administrative Services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or negligence in the performance of the Manager's duties, or by reason of reckless disregard of the Manager's obligations and duties under this Agreement. The liability incurred by the Manager pursuant to this Section 13(b) with respect to a [Fund/Trust] in any year shall be limited to the revenues of the Manager derived from the [Fund/Trust] in that fiscal year of the [Fund/Trust]. The Manager shall look solely to the [Fund/Trust]’s property for satisfaction of claims of any nature against the [Fund/Trust] or a director, officer, employee or agent of the [Fund/Trust] individually arising in connection with the affairs of the [Fund/Trust].

(c)  [Fund/Trust] Disclosures.

(i)     The Manager shall be responsible for preparing the [Fund/Trust]’s registration statements and supplements to the [Fund/Trust]’s prospectuses and statements of additional information (“Disclosure Documents”), and for filing or arranging for the filing of such

Disclosure Documents with the Securities and Exchange Commission (“SEC”) and other federal and state regulatory authorities as may be required by applicable law.

(ii)     Notwithstanding anything in Section 13 or elsewhere in this Agreement, the Manager shall exercise reasonable care consistent with a fiduciary duty in fulfilling its responsibilities under Section 13(c)(i) of this Agreement.

(iii)     In the event of a claim, litigation, liability, or a regulatory action or investigation (collectively, a “Disclosure Claim”) that arises out of or is based upon the disclosure in a Disclosure Document for the [Fund/Trust] (including, but not limited to, a claim arising from an untrue statement or alleged untrue statement in a registration statement for the [Fund/Trust] or an omission or alleged omission of a material fact required to be stated therein or necessary to make statements made in a registration statement not misleading), the Manager shall indemnify and hold harmless the [Fund/Trust] and each individual who, during the term of this Agreement, serves or had served as a Trustee of the [Fund/Trust] who is not an “interested person” of the [Fund/Trust], as such term is defined in the 1940 Act (an “Independent Trustee”), if such Disclosure Claim arises from the Manager’s failure or alleged failure to exercise reasonable care consistent with a fiduciary duty in the preparation or filing of the [Fund/Trust]’s Disclosure Documents for the loss, costs, or damages, including amounts paid in settlement with the written consent of the Manager, which consent shall not be unreasonably withheld, and including reasonable legal and other expenses, that arise from such Disclosure Claim.

(iv)     In addition to the indemnification provided in Section 13(c)(iii) of this Agreement, the Manager agrees to indemnify and hold harmless the Independent Trustees for the costs of defense of a Disclosure Claim, including reasonable attorney’s fees, regardless of whether such Disclosure Claim arises from the Manager’s failure or alleged failure to exercise reasonable care consistent with a fiduciary duty in the preparation of the [Fund/Trust]’s Disclosure Documents, subject to the Manager’s right to assume the defense of such Disclosure Claim pursuant to Section 13(c)(ix) of this Agreement.

(v)     The parties expressly acknowledge that this Section 13(c) confers rights and remedies upon the [Fund/Trust] and each Independent Trustee, including the right to enforce the indemnification provided for in Sections 13(c)(iii) and 13(c)(iv) of this Agreement. The obligation of the Manager to provide indemnification to the [Fund/Trust] and the Independent Trustees, as set forth in this Section 13(c), shall remain in effect after the termination of this Agreement.

(vi)     The indemnification of the [Fund/Trust] provided for in Section 13(c)(iii) of this Agreement shall apply only to the extent that any loss to the [Fund/Trust] is not covered by insurance held by the [Fund/Trust], and shall not apply if: (A) the disclosure giving rise to the Disclosure Claim was provided by or on behalf of an Independent Trustee for inclusion in the [Fund/Trust]’s Disclosure Documents; or (B) indemnification is not allowed under applicable law.

(vii)     The indemnification of an Independent Trustee provided in Sections 13(c)(iii) and 13(c)(iv) of this Agreement shall apply only to the extent that any loss to the Independent

Trustee is not covered by insurance held by the [Fund/Trust] or the Independent Trustee , and shall not apply if: (A) losses are actually indemnified by the [Fund/Trust], consistent with the [Fund/Trust]’s organizational documents; (B) the disclosure giving rise to the Disclosure Claim was provided by or on behalf of an Independent Trustee for inclusion in the [Fund/Trust]’s Disclosure Documents; (C) losses are the result of willful misfeasance, bad faith, gross negligence or reckless disregard on the part of an Independent Trustee; or (D) indemnification is not allowed under applicable law.

(viii)     The Manager shall not be liable for indemnification of an Independent Trustee under this Section 13(c) unless the Independent Trustee has notified the Manager in writing within a reasonable time after the summons or other first legal process giving information of the nature of the Disclosure Claim is served upon such Independent Trustee (or after such Independent Trustee shall have received notice of such service on any designated agent); provided, however, that notification of the Manager is not required if the Manager had actual knowledge about the nature of the Disclosure Claim. In the event of a request for indemnification from an Independent Trustee, the Manager shall pay advances to the fullest extent permissible under the 1940 Act and applicable state law.

(ix)     In the event of a request for indemnification from the [Fund/Trust] or an Independent Trustee (“Indemnified Party”), the Manager shall be entitled, upon notice to the Indemnified Party, to assume the defense of any Disclosure Claim against the Indemnified Party, with counsel satisfactory to the Manager and the Indemnified Party.

(x)  Sections 13(a) and 13(b) shall not apply to a claim for indemnification under this Section 13(c).

14. Term and Continuation. This Agreement shall become effective on the date first written above, subject to the condition that the [Fund/Trust]’s Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Manager, and the shareholders of the [Fund/Trust], shall have approved this Agreement. Unless terminated as provided herein, the Agreement shall continue in full force and effect through November 17, 2016, and shall continue from year to year thereafter so long as such continuation is approved at least annually by (i) the Trustees of the [Fund/Trust] or by the vote of a majority of the outstanding voting securities of the [Fund/Trust], and (ii) the vote of a majority of the Trustees of the [Fund/Trust] who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

15. Termination.

(a)  This Agreement may be terminated at any time, without payment of any penalty, by the Trustees of the [Fund/Trust] or by vote of a majority of the outstanding voting securities of the [Fund/Trust], upon sixty (60) days written notice to the Manager, and by the Manager upon sixty (60) days written notice to the [Fund/Trust].

(b)  This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, as amended.

16. Assignment.  This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the [Fund/Trust].

18. Use of Name.   It is understood that the name “[Name of Manager]” or any trademark, trade name, service mark, or logo, or any variation of such trademark, service mark, or logo of the Manager or its affiliates, including but not limited to the mark “Voya™” (collectively, the “Voya Marks”) is the valuable property of the Manager and its affiliates, and that the [Fund/Trust] has the right to use such Voya Marks only so long as this Agreement or any subsequent agreement with the Manager in replacement of this Agreement shall continue with respect to such [Fund/Trust]. Upon termination of this Agreement without its replacement by a subsequent agreement, the [Fund/Trust] shall, as soon as is reasonably possible, discontinue all use of the Voya Marks and shall promptly amend its [Fund/Trust Instrument] to change its name (if such Voya Marks are included therein).

19. Applicable Law.

(a)  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

(b)  The term “majority of the outstanding voting securities” of the [Fund/Trust] shall have the meaning as set forth in the 1940 Act, as amended.

(c)  This Agreement shall be governed by the laws of the State of [New York/Delaware], provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisors Act of 1940, or any rules or orders of the SEC thereunder.

For [Fund/Trust]s that are Massachusetts business trusts:

____20. Limitation of Liability for Claims.  The Manager is hereby expressly put on notice of the limitation of liability as set forth in the [Fund/Trust]’s Declaration of Trust (the “Declaration”) and agrees that the obligations assumed by the [Fund/Trust] pursuant to this Agreement shall be limited in all cases to the [Fund/Trust] and its assets, and the Manager shall not seek satisfaction of any such obligation from the shareholders of the Trust or from any trustee, officer, employee or agent of the [Fund/Trust].

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

<Manager>

By:

Name:

Title:

<Trust >

By:

Name:

Title:

SCHEDULE A

with respect to the

MANAGEMENT AGREEMENT

between

[Name of Closed-End Fund] and

[Name of Manager]

EXCLUDED SERVICES

As set forth in Section 1 of this Agreement, the direct provision of the following services shall be deemed to be outside the scope of this Agreement.

1.	Underwriting or distribution services of the sort provided by the underwriter or distributor to a [Fund/Trust]
2.	Distribution or shareholder services provided to a [Fund/Trust] pursuant to a plan, whether or not adopted under Rule 12b-1 promulgated under the 1940 Act
3.	Custody services such as those currently provided by The Bank of New York Mellon and State Street Bank
4.	Fund accounting services of the sort currently provided by The Bank of New York Mellon and State Street Bank, inclusive of pricing services utilized by the fund accounting agents
5.	Transfer agency and recordkeeping services provided by various brokers/dealers and other intermediaries
6.	Transfer agency services such as those currently provided by The Bank of New York Mellon and Computershare Limited
7.	Printing and postage for shareholder reports, prospectuses and statements of additional information such as is currently provided by Merrill Corporation, Universal Wilde, RR Donnelley & Sons Company and Broadridge Financial Solutions, Inc.
8.	External counsel and legal services such as those currently provided to the [Fund/Trust] or to the Independent Trustees by Ropes & Gray LLP and K&L Gates LLP
9.	Audits and semi-annual reviews of financial statements, prospectuses and Form N-14 filings such as those currently provided by KPMG LLP
10.	Tax consulting services, review of tax compliance and other tax services such as those currently provided by KPMG LLP
11.	Fair value pricing services such as those currently provided by Interactive Data Corporation
12.	Proxy tabulation and solicitation services related to shareholder meetings for a [Fund/Trust], such as those currently provided by Broadridge Financial Solutions, Inc. and/or Computershare Limited
13.	Identifying and tracking services for wash sales activity such as those currently provided by Gainskeeper (Wolters Kluwer Financial Services, Inc.)
14.	Brokerage services

A-1

15.	Attribution and risk analysis services provided in support of the Chief Investment Risk Officer such as those currently provided by the Bank of New York-Wilshire Atlas/Axiom Attribution and Risk Analysis System
16.	Recordkeeping services related to the Trustee deferred compensation plan such as those currently provided by Pen-Cal Administrators
17.	Call center services related to phone representatives that service existing [Fund/Trust] shareholders of record such as those currently provided by The Bank of New York Mellon Services
18.	Consultants hired at the request of the Board of Trustees to advise them
19.	Administrative Services that are not reasonably necessary for the ordinary operation of each [Fund/Trust] as of January 1, 2015, but that may be required in the future.

A-2

schedule B

with respect to the

MANAGEMENT AGREEMENT

between

[Name of Closed-End Fund]

And

[Name of Manager]

EXPENSES

#	EXPENSE ITEM	CURRENT VENDORS	DESCRIPTION	% Borne by Manager	ALLOCATION NOTE
Allocated Expenses
1	General Services	KPMG LLP (17f-2 Audit Fees)	Affiliated sub-custodian account test work	50%
2	Fund Accounting/ Financial Reporting Services	Morgan Stanley GICS Direct License	Industry Classification for equity securities for financial reporting purposes	50%	Voya funds' portion is limited to a maximum of $40,000.
3	Fund Accounting/ Financial Reporting Services	RIMES Technologies Corporation	Aggregated benchmark data (returns). Data is used in Voya funds' annual and semi-annual reports and prospectuses.	60%
4	Proxy Voting Services	Institutional Shareholder Services (ISS, Inc.)	Proxy Advisory Services and Voting Agent Service	50%
5	Proxy Voting Services	Farient	Proxy Analysis	50%
6	Finance Services	Bloomberg / Morningstar / NYSE / Strategic Insight / Institutional Investor / Etc.	Market Data Service Providers (Non-CIRO usage)	95%	Allocation to the Voya funds is based on Board usage/subscriptions. Only actual Board usage costs are allocated to the Voya funds.
7	Industry Association Dues	Investment Company Institute	General membership fees	90%	Voya funds’ portion is limited to a maximum of the fee paid by the Voya funds for Mutual Funds Directors Forum membership.

B-1

#	EXPENSE ITEM	CURRENT VENDORS	DESCRIPTION	% Borne by Manager	ALLOCATION NOTE
Allocated Expenses, continued
8	Chief Investment Risk Officer[1]	Chief Investment Risk Officer (CIRO)	Costs associated with the CIRO function	40%	Overhead[2] items are allocable to the Manager.
9	Chief Compliance Officer[1]	Office of the Chief Compliance Officer (CCO)	CCO Function	0%	Overhead[2] items are allocable to the Manager.
Voya Expenses
10	General Services	Confluence	Software application to assist in monitoring the budgets and the accruals of expenses of mutual funds.	100%
11	General Services	Bonaire	Electronic system for calculation of fund fees and payments to sub-advisers. Annual license cost.	100%
12	Fund Compliance	Albridge	Electronic system for Fund Compliance - monthly compliance checklist process. Annual license cost.	100%
13	Fund Compliance	Bank of New York	Money Market Stress Testing	100%
14	Proxy Voting Services	Institutional Shareholder Services (ISS, Inc.)	Securities Class Action Service – (SCAS)	100%

[1]	CIRO and CCO costs are considered “extraordinary expenses” and are therefore excluded from expenses that are subject to the [Fund/Trust]’s Expense Limitation Agreements.

[2]	Overhead includes the costs associated with the following items; technology (except for Market Data Services and any IT Software expenses that are for the sole use of the CIRO or CCO); facilities; equipment; printing; and postage.

B-2

#	EXPENSE ITEM	CURRENT VENDORS	DESCRIPTION	% Borne by Manager	ALLOCATION NOTE
15	Proxy Voting Services	Institutional Shareholder Services (ISS, Inc.)	US & Global Custom Voting Agent Services / Vote Disclosure Services	100%
Voya Expenses, continued
16	Operational Services	Eagle Pace	Fund Data Warehouse - Annual License Agreement	100%
17	Product Management/ Development Services	The Bank of New York- Wilshire Atlas/Axiom Attribution and Risk Analysis System - Voya Use	Attribution Analysis	100%
18	Legal Services	Dechert LLP (External Legal Fees)	External counsel and legal services provided to Voya regarding Advisory/ Administrative Matters	100%
19	Legal Services	Voya Funds Services, LLC (Internal Legal Fees)	Legal services for Management and the Voya funds performed by Internal Legal Staff	100%
20	Legal Services	Diligent Boardbooks	Online Board Document Management System for Board Meeting Materials	100%
21	Legal Services	ARC System	Content Management System for Registration Statement Production	100%
22	Legal Services	Abel Noser	Trade Cost Analysis	100%
23	Legal Services	Board IQ / Ignites	Industry Publications	100%
24	Advisory Services	Manager or Sub-Adviser		100%

B-3

SCHEDULE C

with respect to the

MANAGEMENT AGREEMENT

between

Voya GLOBAL EQUITY DIVIDEND AND PREMIUM OPPORTUNITY FUND

and

Voya INVESTMENTS, LLC

Series	Annual Management Fee (as a percentage of Managed Assets*)
Voya Global Equity Dividend and Premium Opportunity Fund	1.15%

*	“Managed Assets” shall mean the Fund’s average daily gross asset value, minus the sum of the Fund’s accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than liabilities for the principal amount of any borrowings incurred, commercial paper or notes issued by the Fund and the liquidation preference of any outstanding preferred shares.

C-1